Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

March 21, 2012

Vantiv, Inc.

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249

Ladies and Gentlemen:

We have acted as counsel to Vantiv, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of the offer, issuance and sale by the Company of up to 35,500,000 shares of Class A common stock, par value $0.00001 per share, of the Company (the “Shares”), which may be issued pursuant to the Vantiv, Inc. 2012 Equity Incentive Plan (the “2012 Equity Plan”), which is filed as Exhibit 4.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the 2012 Equity Plan; (iv) the Registration Statement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the 2012 Equity Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and any reference to our firm in the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges, LLP